Exhibit 99.01

NEWS

Veritas Software Corporation
350 Ellis Street
Mountain View, CA 94043
(650) 527-8000

For Immediate Release

VERITAS Software Delays Filing of Form 10-K for the Period Ending December 31, 2004

MOUNTAIN VIEW, Calif. — March 31, 2005 — VERITAS Software Corporation (NASDAQ: VRTS) today announced that the filing of its 2004 Form 10-K will be delayed beyond the March 31, 2005 extended filing date in order to provide its auditor, KPMG LLP, additional time to complete documentation and related audit procedures in connection with the assessment of the company’s internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the rules of the Public Company Accounting Oversight Board. The company expects to file its Form 10-K by April 11, 2005.

The company filed for an extension of the time within which to file its 2004 Form 10-K on March 16, 2005. During this time, KPMG has been working to complete their documentation and related audit procedures and the company has continued to review its controls over financial reporting. The company has now determined that the aggregation of its control deficiencies, which include two significant deficiencies, constitute a material weakness (as defined in Public Company Accounting Oversight Board Auditing Standard No. 2). One of the significant deficiencies relates to the company’s controls over its order entry processes, while the other relates to its review of multiple element software license transactions.

The company’s management has determined that the identified control deficiencies amount to a material weakness because they believe that these deficiencies, in combination, could result in a more than remote likelihood that a material misstatement of the annual or interim financial statements would not be prevented or detected. Notwithstanding the deficiencies, the company does not expect that the material weakness will result in any such misstatements or in any adjustments to its previously announced financial results for the fourth quarter and fiscal year ended December 31, 2004, or for any prior period.

In addition, the company does not expect the delay in filing its Form 10-K to impact its pending merger with Symantec Corporation.

Due to the delay in filing its 2004 Form 10-K, the company expects it will be required to demonstrate to Nasdaq how it plans to comply with the requirements for continued listing on The Nasdaq National Market. If the company is unable to demonstrate an ability to comply with these requirements to the satisfaction of Nasdaq, its common stock could be delisted from The Nasdaq Stock Market.

This Press Release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including statements relating to the company’s expectation that it will file its 2004 Form 10-K on or before April 11, 2005 and the company’s expected financial results to be reported in the 2004 Form 10-K. These forward-looking statements involve a number of risks and uncertainties, including uncertainties related to the results and completion of the audits of the company’s financial statements and assessment of its internal control over financial reporting. These and other factors could cause the company’s actual results to differ materially from what it projects in its forward-looking statements. For more information regarding other potential risks and uncertainties, see the “Factors That May Affect Future Results” section of the company’s most recent Form 10-Q for the quarter ended September 30, 2004 and Form 10-K for the year ended December 31, 2003.

Investor Contact:
Renee Budig, Investor Relations, VERITAS Software
(650) 527-4047, renee.budig@veritas.com

Press Contact:
Marlena Fernandez, Corporate Communications, VERITAS Software
(650) 527-3778, marlena.fernandez@veritas.com